EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-115570) pertaining to the Pulte Homes, Inc. 401(k) Plan, of our report dated June 11, 2004, with respect to the financial statements and schedule of the Pulte Homes, Inc. 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2003.

/s/ Ernst & Young LLP
Detroit, Michigan
June 24, 2004